Exhibit 99.1
SWISHER ANNOUNCES RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2014

CHARLOTTE, NC – May 12, 2014 – Swisher Hygiene Inc. (“Swisher”) (NASDAQ: SWSH), a leading service provider of essential hygiene and sanitizing solutions, announced today first quarter results for the period ended March 31, 2014.  All amounts in this news release are in United States dollars.

First Quarter 2014 Highlights

●
Total revenue of $48.3 million for the first quarter of 2014, a 7% decrease compared to the first quarter of 2013.  Excluding first quarter 2013 revenue related to non-core linen routes and businesses subsequently sold, revenue for the first quarter of 2014 was down 3% from the prior-year period.

●
Adjusted EBITDA loss of $5.2 million for the first quarter of 2014, based on a net loss of $13.8 million, as compared to an Adjusted EBITDA loss of $6.3 million for the first quarter of 2013, based on a net loss of $17.2 million.  For a reconciliation of non-GAAP to GAAP measures, please review the disclosures and table included with this release.

●	Basic and diluted loss per share of $0.08 for the first quarter of 2014, compared to basic and diluted loss per share of $0.10 in the first quarter of 2013.

“While we have more work to do to get our revenue growing, we were pleased to see a significant improvement in our cost structure and cash flow during the first quarter,” said William M. Pierce, President and Chief Executive Officer of Swisher.  “Our route optimization efforts and the achievement of cost efficiencies were realized on a considerably larger scale in the quarter, and we expect to further realize savings from these efforts throughout the remainder of the year.  Further, despite the softness in revenue, we were encouraged by the improvement in cash flow in the quarter.  Our focus remains on growing our revenue through our philosophy of ‘Sales Through Service,’ maximizing customer satisfaction by providing best-in-class service and winning new business.”

Reclassification

In the first quarter of 2014, the Company implemented a realignment of its field service and sales organization and as a result the primary function of certain job titles has shifted from primarily sales focused to service focused.  Based on the change in the job functions, the related payroll expense will be classified within route expense, which the Company defines as employee costs incurred to provide service and deliver products to customers.   To facilitate comparability between the periods, certain first quarter 2013 selling, general and administrative expenses have been reclassified to route expense to conform to the current year’s presentation as follows: a $2.0 million increase in route expense and a $2.0 million decrease in selling, general and administrative expense.  There was no impact to loss from continuing operations, net loss or loss per share as a result of the reclassification.

First Quarter 2014 Results

For the three months ended March 31, 2014, Swisher reported total revenue of $48.3 million, a 7% decrease from $52.0 million in the three months ended March 31, 2013.  Excluding first quarter 2013 revenue related to non-core linen routes and businesses subsequently sold, revenue for the first quarter of 2014 was down 3% from the prior-year period.  The remaining revenue decline was primarily due to weaker hospitality revenue in Swisher’s northeastern geography and remaining linen customer turnover.

Total costs and expenses for the three months ended March 31, 2014 decreased 11% to $61.3 million, compared to $68.8 million in the three months ended March 31, 2013.  Excluding $2.3 million related to both an impairment loss on assets held for sale and legal expenses in the three months ended March 31, 2014, and $3.9 million of investigation and review-related expenses in the three months ended March 31, 2013, total costs and expenses decreased 9% compared to the three months ended March 31, 2013.

For the three months ended March 31, 2014 and 2013, respectively:

	Q1 2014	Q1 2013
Cost of sales as a % of revenue	45.2%	43.4%
Route expense as a % of revenue	24.4%	24.2%
SG&A expense as a % of revenue	42.2%	53.7%
SG&A expense (excluding unusual expenses) as a % of revenue	41.7%	46.2%

Cost of sales declined $0.8 million, or 3%, from the prior-year period.  Route expense declined $0.9 million, or 7%, from the prior-year period.  SG&A expense (excluding unusual expenses) declined $3.9 million, or 16%, from the prior-year period.

The increase in cost of sales as a percentage of revenue from the prior-year period primarily reflects $0.5 million related to a realignment of freight costs previously classified in SG&A in 2013 as well as changes in Swisher’s revenue mix.  The slight increase in route expenses as a percentage of revenue from the prior-year period primarily reflects the decline in first quarter 2014 revenue.  SG&A expenses (excluding unusual expenses) as a percentage of revenue declined from the prior-year period, reflecting cost efficiencies, a reduction in stock-based compensation and the sale of linen assets.

Net loss for the three months ended March 31, 2014 was $13.8 million, compared to net loss of $17.2 million in the three months ended March 31, 2013.

Adjusted EBITDA loss for the three months ended March 31, 2014 was $5.2 million, compared to an Adjusted EBITDA loss of $6.3 million in the three months ended March 31, 2013.

Cash and Capital Resources

As of March 31, 2014, Swisher had $17.5 million of cash and cash equivalents on its balance sheet and $6.1 million in outstanding debt.  During the first quarter of 2014, Swisher Hygiene repaid $1.2 million of outstanding debt and made a one-time cash payment of $1.9 million related to a contractual dispute that Swisher accepted responsibility to resolve as a part of the sale of its Waste segment.

Conference Call

Swisher will host a conference call to discuss first quarter 2014 results on Tuesday, May 13 at 8:30 a.m. Eastern Time.

The conference call can be accessed over the phone by dialing 1-855-437-4412 or for international callers by dialing 1-484-756-4295; please dial-in 10 minutes before the start of the call.  A replay will be available two hours after the call and can be accessed by dialing 1-855-859-2056 or for international callers by dialing 1-404-537-3406; the conference ID is 43388831.  The replay will be available until Tuesday, May 20, 2014.

In order to access the live webcast, please go to the Investors section of Swisher’s website at www.swsh.com and click on the webcast link that will be made available.  A replay will be available shortly after the original webcast.

Non-GAAP Financial Measures

This press release and the attached financial tables contain certain non-GAAP financial measures.  In addition to net income determined in accordance with GAAP, we use certain non-GAAP measures such as “Adjusted EBITDA” in assessing Swisher’s operating performance. Swisher believes this non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of its business.

Swisher defines Adjusted EBITDA as net loss excluding the impact of income taxes, goodwill impairment, depreciation and amortization expense, impairment on assets held for sale, investigation and review related expenses, net interest expense, foreign currency loss and other income, stock based compensation, severance, and litigation settlements.

Swisher presents Adjusted EBITDA because the company considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of its results. Management uses this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and gives an additional indication of Swisher’s core operating performance.  Swisher includes this non-GAAP financial measure in its earnings announcement in order to provide transparency to its investors and enable investors to better compare its operating performance with the operating performance of its competitors.  Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, revenue, operating results or cash flows from operating activities as determined in accordance with GAAP. Additionally, Swisher’s definition of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Under SEC rules, Swisher is required to provide a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.  Accordingly, the following is a reconciliation of Adjusted EBITDA to Swisher’s net losses for the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Net loss	$(13,792)	$(17,240)
Income tax expense	37	427
Depreciation and amortization expense	5,359	5,649
Interest expense, net	74	87
Foreign currency loss	15	1
Stock-based compensation	496	754
Severance	406	146
Investigation and review-related expenses	225	3,923
Impairment loss on assets held for sale	2,028	-

Adjusted EBITDA	$(5,152)	$(6,253)

Cautionary Statement on Forward-Looking Information

All statements other than statements of historical fact contained in this press release and on the conference call constitute “forward-looking information” or “forward-looking statements” within the meaning of the U.S. federal securities laws and the Securities Act (Ontario) and are based on the expectations, estimates and projections of management as of the date of this press release unless otherwise stated. All statements other than historical facts are, or may be, deemed to be forward looking statements. The words “plans,” “expects,” “is expected,” “scheduled,” “estimates,” or “believes,” or similar words or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will be taken,” “occur,” and similar expressions identify forward-looking statements.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Swisher as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  All of these assumptions have been derived from information currently available to Swisher including information obtained by Swisher from third-party sources. These assumptions may prove to be incorrect in whole or in part.  All of the forward-looking statements made in this press release and on the conference call are qualified by the above cautionary statements and those made in the “Risk Factors” section of Swisher’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission, available on www.sec.gov, and with Canadian securities regulators available on Swisher’s SEDAR profile at www.sedar.com, and Swisher’s other filings with the Securities and Exchange Commission and with Canadian securities regulators available on Swisher’s SEDAR profile at www.sedar.com. The forward-looking information set forth in this press release and on the conference call is subject to various assumptions, risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from those expressed or implied in the forward-looking information. Swisher disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

About Swisher Hygiene Inc.

Swisher Hygiene Inc. is a NASDAQ listed service company delivering essential hygiene and sanitizing solutions to customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail and healthcare industries.  These solutions are typically delivered by employees on a regularly scheduled basis and involve providing Swisher’s customers with consumable products such as detergents, cleaning chemicals, soap, paper, water filters and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products, as well as additional services such as the cleaning of restrooms and other facilities.  Swisher is committed to service excellence, as what Swisher does matters to thousands of customers on a daily basis, helping to create the cleanest and healthiest environments.

For Further Information, Please Contact:

Swisher Hygiene Inc.

Investor Contact:
Amy Simpson
Phone: (704) 602-7116

Garrett Edson, ICR
Phone: (203) 682-8331

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013
Revenue
Products	$43,241	$46,037
Services	4,694	5,744
Franchise and other	360	241
Total revenue	48,295	52,022

Costs and expenses
Cost of sales (exclusive of route expenses and related depreciation and amortization)	21,812	22,565
Route expenses	11,761	12,613
Selling, general, and administrative expenses	20,373	27,937
Depreciation and amortization	5,359	5,649
Impairment loss on assets held for sale	2,028	-
Total costs and expenses	61,333	68,764
Loss from continuing operations	(13,038)	(16,742)

Other expense, net	(717)	(71)
Net loss from continuing operations before income taxes	(13,755)	(16,813)
Income tax expense	(37)	(427)
Net loss from continuing operations	(13,792)	(17,240)
Loss from discontinued operations, net of tax	-	-
Net loss	(13,792)	(17,240)

Comprehensive loss
Employee benefit plan adjustment, net of tax	-	-
Foreign currency translation adjustment	(15)	1
Comprehensive loss	$(13,807)	$(17,239)

Loss per share
Basic and diluted (continuing operations)	$(0.08)	$(0.10)

Weighted-average common shares used in the computation of loss per share
Basic and diluted	176,884,713	175,157,404

5

 SWISHER HYGIENE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	March 31,	December 31,
	2014	2013
Current assets
Cash and cash equivalents	$17,533	$21,465
Restricted cash	3,630	3,558
Accounts receivable (net of allowance for doubtful accounts of approximately $1.6 million at March 31, 2014 and $2.0 million at December 31, 2013)	19,516	21,010
Inventory	14,155	14,032
Deferred income taxes	101	935
Assets held for sale	1,641	4,520
Other assets	4,951	5,782
Total current assets	61,527	71,302
Restricted cash	2,045	2,117
Property and equipment, net	42,305	43,842
Goodwill	5,821	5,821
Other intangibles, net	8,022	8,436
Customer relationships and contracts, net	27,091	28,575
Other noncurrent assets	1,484	1,624
Total assets	$148,295	$161,717

Current liabilities
Accounts payable and accrued expenses	$24,647	$20,745
Long-term debt and obligations due within one year	4,311	5,251
Liabilities of discontinued operations	144	2,131
Total current liabilities	29,102	28,127
Long-term debt and obligations	1,761	2,003
Deferred income taxes	224	1,053
Other long-term liabilities	3,334	3,348
Total noncurrent liabilities	5,319	6,404

Commitments and contingencies

Equity
Preferred stock, par value $0.001, authorized 10,000,000 shares; no shares issued and outstanding at March 31, 2014 and December 31, 2013	-	-
Common stock, par value $0.001, authorized 600,000,000 shares; 175,789,166 and 175,773,229 shares issued and outstanding at March 31, 2014 and December 31, 2013	176	176
Additional paid-in capital	388,589	388,094
Accumulated deficit	(274,347)	(260,555)
Accumulated other comprehensive loss	(544)	(529)
Total equity	113,874	127,186
Total liabilities and equity	$148,295	$161,717